KPMG LLP
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                      Internal Accounting Control Report of
                 Independent Registered Public Accounting Firm



The Board of Trustees and Unitholders Iowa
Public Agencies Investment Trust:


In planning and performing our audit of the financial statements of the Diversified Portfolio and the Direct Government Obligation Portfolio of the Iowa Public Agencies Investment Trust (the Trust) for the year ended June 30, 2005, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that procedures may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board. A material weakness is a condition in which the design or operation of specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including procedures for safeguarding securities, that we considered to be material weaknesses as defined above as of June 30, 2005.

This report is intended solely for the information and use of the Board of Trustees and management of the Trust, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP


July 29, 2005